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      [*] DESIGNATES MATERIAL FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN
   REQUESTED, WHICH MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES
                           AND EXCHANGE COMMISSION.

                                                                    EXHIBIT 10.3

                                   AGREEMENT

                   SEATTLE FILMWORKS / EASTMAN KODAK COMPANY

The term of this agreement is for a thirty nine month period commencing 6-26-97, and ending 9-26-2000. During the term of this agreement, Seattle Film Works, Inc. ("SFW") forecasts purchases from Eastman Kodak Company ("Kodak") of a total
of at least    [*]   square feet of KODAK EKTACOLOR Edge paper annually.
Pricing, assuming purchase of the volume of at least    [*]    square feet of
Kodak photographic paper annually, is fixed for a [*] month period after which prices will be reviewed in line with market conditions existing at the time and a new agreement will be negotiated. If SFW purchases less than this volume, Kodak has the right to renegotiate the contract.

Kodak agrees to supply Seattle FilmWorks Ektacolor Edge Color Paper or its equivalent throughout the duration of this agreement at the price level stated below. The price of KODAK EKTACOLOR Edge paper will be an effective net price of $ [*] /sf after all discounts including payment terms. The quoted price includes all KODAK EKTACOLOR Edge paper, finished roll products listed in the current "Finishing Supply Catalog." No daylight load paper products will be covered under this Agreement, but their availability can be negotiated at a future time. In the event that new photographic paper products (other than Edge generation changes) are introduced by Kodak during the term of this Agreement, pricing for those products is not included as part of this Agreement, and will be determined based on market prices for those products at the time of introduction.

Payment terms of [*] are offered on the purchase of all photographic paper and chemicals.

Prices for KODAK EKTACOLOR Paper chemicals and KODAK FLEXICOLOR Film chemicals will be at effective net prices of 50% off catalog pricing after all discounts including payment terms.

Kodak will invoice SFW at the catalog prices for all paper and chemical purchases and rebate by the 10th of the following month, to achieve the quoted effective net prices. Payment must be made to Kodak within the terms period to realize the effective net prices. (The rebate will be calculated by the formula: Paper Rebate = [*]

Kodak Licensed Spectra Marketing Support may be utilized (at SFW's option) to develop consumer profiles, identify segment potential and target consumers for SFW at an annual charge of $ [*]. Initial testing of the service in a selected market area will be at no charge.

Kodak will provide $ [*] annual tactical Marketing fund. These funds will be disbursed twice per year beginning September 15, 1997 and each March 15 and September 15 thereafter.

Kodak will provide an additional $  [*]  accrual on every square foot of paper
sold to Seattle FilmWorks.  The $  [*]   per square foot accrual fund can be
applied to equipment and to those marketing programs and promotions made available to SFW by Kodak. Any balance remaining in the Accrual Fund will be refunded on a quarterly basis. This will be in the form of a credit. At the conclusion of the contract SFW will have the option to request and receive any remaining rebates or unused credits in a cash payment.

The terms of this Agreement will be held in confidence by both parties except to the extent required by law. This is our entire agreement for the purchase of paper and chemistry and takes precedence over any verbal or other written agreements.


Agreed to Date:  May 13, 1997               Agreed to Date:  May 13, 1997

Name:  /s/ Barry J. Szabo                   Name:  /s/ Gary R. Christophersen

Title:  PPG Manager                         Title:  President

For Eastman Kodak Company                   For Seattle FilmWorks